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                                                                    EXHIBIT 21.1

(Note: All of the following are corporations of, and doing business solely within, British Columbia, Canada, unless otherwise noted.)

A.  100% subsidiaries of Vidatron Entertainment Group Inc.

1.  431617 B.C. Ltd.
2.  552552 B.C. Ltd.
3.  API Aviator Pictures Inc. (commercials and music videos)
4.  The Eyes Multi-Media Productions Inc. (video and multi-media productions)
5.  Soho Enterprises Ltd. (production facilities)
6.  Sugar Entertainment Ltd. (television production)
7.  Vidatron Television Inc. (development and production)

B.  50% subsidiaries of Vidatron Entertainment Group Inc.

    1.  552551 B.C. Ltd.

C.  100% subsidiaries of Sugar Entertainment Ltd.

1.  Annie O Productions Ltd.
2.  D.M.G. Too Productions Inc.
3.  Dead Man's Gun Productions Inc.
4.  Diva Productions Inc.
5.  First Wave Productions Inc.
6.  Forty Winks Productions Inc.
7.  Jetlag Productions Inc.
8.  My Fair Lacey Productions
9.  Prisoner of Zenda Productions Inc.
10. Robin Eh? Productions Inc.
11. Ronnie and Julie Productions Inc.
12. S & F Productions Inc.
13. X Marks the Spot Productions Inc.

D.  100% subsidiaries of Vidatron Television Inc.

1.  1730 Holdings Ltd.
2.  Baby Pinsky Productions Inc.
3.  Citizen Productions Inc.
4.  Harm's Way Productions Inc.
5.  Island of Whales Productions Inc.
6.  Outside Chance Productions Inc.
7.  Roof of the World Productions Inc.
8. 802117 Ontario Inc. (d/b/a Pilot Software), a corporation of Ontario, Canada, which does business within Ontario and British Columbia.